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                                                                     Exhibit 3.3

                            Operating Agreement for

                                 CBD Media LLC,

                      A Delaware Limited Liability Company

          This Limited Liability Company Agreement (this "Agreement") of CBD Media LLC is entered into as of March 7, 2002 by CBD Media Holdings LLC, a Delaware limited liability company (the "Member").

          The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. (S) 18-101, et seq.), as amended from time to time (the "Act"), and hereby agrees as follows:

          1. Name. The name of the limited liability company formed hereby is CBD Media LLC (the "Company").

          2. Certificates. An authorized person previously executed a Certificate of Formation for the Company in accordance with Section 18-201 of the Delaware Act which was duly filed with the Office of the Delaware Secretary of State on February 28, 2002, as Document No. 3497538. The Member or an Officer (as defined below) shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

          3. Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Delaware Limited Liability Company Act.

          4. Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Member. The Company may have such other or additional offices, either within or without the State of Delaware, as the Member shall deem advisable.

          5. Registered Office. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware.

          6. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

          7. Member. The mailing address of the Member is 312 Plum Street, 9/th/ Floor, Cincinnati, Ohio 45202 or such other location as may be determined by the Member.

          8. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be

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solely the debts, obligations and liabilities of the Company, and the Member and other members, if any, shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

          9. Capital Contributions. The Member is deemed admitted as a member of the Company upon the filing of the Certificate of Formation of the Company. The Member and other members, if any, may each make any capital contributions in such amounts and at such times as the Member determines advisable in its sole and absolute discretion. The Company shall not pay any interest on any capital contributions.

          10. Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Member and other members, if any, as determined by the Member.

          11.  Distributions.

               Distributions shall be made to the Member and other members, if any, at the times and in the aggregate amounts determined by the Board of Directors. Notwithstanding the foregoing, the Company shall make a cash distribution to the Member of an amount equal to forty four percent (44%) of the Company's net taxable income for each fiscal year, such distribution to be paid out during such fiscal year or up to ninety (90) days after the end of such fiscal year as determined by the Member ("Tax Distribution"). Notwithstanding the foregoing, no Member shall be obligated to contribute additional capital or otherwise advance any funds to the Company in order to enable the Company to make such Tax Distributions. Any and all Tax Distributions so made shall be taken into account in calculating subsequent distributions to the Member, so that the net amount distributed to the Member shall be equal to the net amount that would have been distributed to the Member if the Tax Distributions not had been distributed to the Member.

          Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member or any member, on account of their interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

          12. Management and Powers; Board of Directors; Bylaws. The Company shall be manager-managed in accordance with the provisions of the Delaware Act by a board of directors ("Board of Directors") composed of three (3) directors, elected by the Member. In furtherance thereof, each Director is hereby deemed to be a "manager" of the Company within the meaning of the Delaware Act. All aspects of the business and affairs of the Company shall be managed, and all decisions affecting the business and affairs of the Company shall be made, by the Board of Directors. The initial directors are Brion B. Applegate, Benjamin Coughlin and a third director appointed by the two of them. Each director serving on the board of directors shall hold office until a successor is duly elected by Member. All agreements, contracts, and any and all other documents and instruments affecting or relating to the business and affairs of the Company shall be executed on behalf of the Company by any officer designated by the Board of Directors alone and without execution by any Member. Any and all documents and/or other instruments executed in accordance with the forgoing provisions of this Section 14 shall bind the

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Company and each Member. Attached hereto as Exhibit A are the initial Bylaws of the Company, which are hereby approved, ratified and adopted by the Shareholders. Such Bylaws, as the same may be amended from time to time, are hereby incorporated into this Agreement by this reference and expressly made a part of this Agreement for all purposes.

          13. Officers. The board of directors may, from time to time as it deems advisable, appoint officers of the Company (the "Officers") and assign in writing titles (including, without limitation, Chief Executive Officer, President, Vice President, Secretary, and Treasurer) to any such person. Unless the board of directors decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 13 may be revoked at any time by the board of directors subject to the rights, if any, of the affected officer under any contract of employment with the Company.

          14. Other Business. The Member and persons serving on the board of directors may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

          15.  Exculpation and Indemnification.

               a. No Member, other member, if any, director and/or officer, shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, other member, if any, director and/or officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, other member, if any, director and/or officer by this Agreement, except that the Member, other member, if any, director and/or officer shall be liable for any such loss, damage or claim incurred by reason of his, her or its willful misconduct. To the fullest extent permitted by applicable law, the Member, other member, if any, or person who is or was a director and/or officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member, other member, if any, or person who is or was a director and/or officer by reason of any act or omission performed or omitted by the Member, other member, if any, director and/or officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member, other member, if any, or person who is or was a director and/or officer by this Agreement or any resolution of the Member or of the Board of Directors, except that no Member, other member, if any, or person who is or was a director and/or officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member, other member, if any, and/or officer by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 15 shall be provided out of and to the extent of Company assets only, and no member shall have personal liability on account thereof.

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               b.   The Company may, at its expense, maintain insurance to
     protect itself and the Member, other members, if any, directors and/or officers; provided, however, that the Member, other members, if any, directors and/or officers shall be given advance notice of the termination or lapse of any insurance protecting such Member, other members, if any, directors and/or officers.

               c. To the fullest extent permitted by applicable law, expenses (including legal fees and disbursements) incurred by the Member, other members, if any, or persons who were or are directors and/or officers defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Member, other members, if any, directors and/or officers to repay such amount if it shall be determined that the Member, other members, if any, directors and/or officers are not entitled to be indemnified as authorized in this Section 15.

               d. The foregoing provisions of this Section 15 shall survive any termination of this Agreement. No amendment to this Section 15 shall affect the rights of the Member, other members, if any, or person who is or was a director or officer under this Section 15 with respect to events or occurrences prior to the amendment.

          16. Assignments. The Member and other members, if any, may assign in whole or in part their limited liability company interest, with the written consent of the Member. If the Member or other member, if any, transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor member shall cease to be a member of the Company.

          17. Resignation. If the Company has more than one member, the Member or other members, if any, may resign at anytime by submitting such resignation in writing to the Company, the Member and the other members, if any. When a member is permitted to resign pursuant to this Section, an additional member may be admitted to the Company, subject to Section 18, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. The resigning member shall cease to be a member of the Company upon the written acceptance of the Member.

          18. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of all other members.

          19.  Dissolution.

               a. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the resignation or dissolution of the Member and all other members, if any, or the occurrence of any other event which terminates the continued membership of the Member and all other members, if any, in the Company unless the business of the Company is continued

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     in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

               b. The bankruptcy of a member will not cause the member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

               c. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

          20. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

          21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

          22. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

          23. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

          24. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

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          IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the day and year first herein written.

                                              CBD MEDIA HOLDINGS LLC


                                              By: /s/ Brion B. Applegate
                                                  ---------------------------
                                                  Brion B. Applegate, President

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                                    EXHIBIT A



                                     BYLAWS

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